Exhibit 99.1

The table below sets forth the date, quantity, weighted-average price and range of price paid per share of Common Stock of Republic Services, Inc. purchased by Cascade Investment, L.L.C. (“Cascade”) during the time specified.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All of the transactions were effected on the New York Stock Exchange or through Electronic Communication Networks.

Purchase Date	Quantity	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
9/19/2014	2,000,919	$39.2466	$39.2225 - $39.2600
9/18/2014	6,900	$39.2484	$39.2450 - $39.2500
9/17/2014	1,290,200	$39.2589	$39.2550 - $39.2700
9/16/2014	2,641	$39.0934	$39.0650 - $39.0950
9/15/2014	161,300	$39.1149	$39.0950 - $39.1150
9/12/2014	88,549	$39.0372	$39.0100 - $39.1000
9/11/2014	110,548	$39.1003	$39.0400 - $39.1500
9/10/2014	15,134	$39.1410	$39.1125 - $39.1500
9/9/2014	39,500	$39.1819	$39.1750 - $39.2000
9/8/2014	12,600	$39.1774	$39.1225 - $39.1950
9/5/2014	50,000	$39.0556	$39.0050 - $39.0950
9/4/2014	16,789	$39.0801	$39.0350 - $39.1000
9/3/2014	153,800	$39.1712	$39.1150 - $39.2050
9/2/2014	69,207	$39.1003	$39.0450 - $39.1850
8/29/2014	59,803	$39.2656	$39.2450 - $39.3000
8/28/2014	41,081	$39.2644	$39.1850 - $39.3250
8/27/2014	501,900	$39.3508	$39.2950 - $39.4050
8/26/2014	211,284	$39.2937	$39.1250 - $39.3500
8/25/2014	462,578	$39.4123	$39.2450 - $39.4550